UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: October 18, 2006
(Date of earliest event reported)
AKAMAI TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27275	04-3432319

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8 Cambridge Center, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (617) 444-3000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers
          (b)      On October 18, 2006, C. Kim Goodwin notified Akamai Technologies, Inc. (“Akamai” or the “Company”) that she is voluntarily resigning from the Board of Directors effective as of November 15, 2006. Ms. Goodwin has been a director of Akamai since 2004 and was recently named Managing Director and Head of Equities for Credit Suisse’s Asset Management business, based in Europe.
          (d)      On October 18, 2006, the Board of Directors of the Company voted to increase the size of the Board of Directors to 11 members and elected Geoffrey A. Moore as a director to fill the newly-created vacancy. Mr. Moore was designated as a Class I member of the Board of Directors and was elected to serve until the 2009 Annual Meeting of Stockholders or his successor is duly appointed and qualified. Mr. Moore, a business strategy consultant and a Managing Director at TCG Advisors, was recommended to the Board of Directors by Akamai’s Nominating and Corporate Governance Committee.
          There are no arrangements or understandings between Mr. Moore and any other person pursuant to which Mr. Moore was elected as a director. Mr. Moore has not yet been appointed to any Board committees. Akamai’s Nominating and Corporate Governance Committee has recommended to the Board of Directors that Mr. Moore be appointed to the Audit Committee and the Nominating and Corporate Governance Committee. There are no transactions in which Mr. Moore has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Item 9.01      Financial Statements and Exhibits
          A copy of the press release issued by the Company announcing Mr. Moore’s election and Ms. Goodwin’s resignation is attached hereto as Exhibit 99.1.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2006	AKAMAI TECHNOLOGIES, INC.
	By:	/s/ Melanie Haratunian
Melanie Haratunian, General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Akamai Technologies, Inc. on October 18, 2006.